Exhibit 99.1

Diamondback Energy Prices Offering of Senior Notes

March 3, 2022

MIDLAND, Texas, March 3, 2022 (GLOBE NEWSWIRE) -- Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback”) announced today that it has priced an offering (the “Notes Offering”) of $750,000,000 in aggregate principal amount of 4.250% senior notes that will mature on March 15, 2052 (the “Notes”). The price to the public for the Notes is 99.714% of the principal amount.

Diamondback intends to use the net proceeds from the Notes Offering to fund the redemption of all of Diamondback’s outstanding 4.750% Senior Notes due 2025 (the “2025 Notes”) at the applicable redemption price, which includes a make-whole premium and accrued and unpaid interest on the 2025 Notes. Diamondback intends to use the remaining net proceeds from the Notes Offering and cash on hand to fund the redemption of all of Diamondback’s outstanding 2.875% Senior Notes (the “2024 Notes”) at the applicable redemption price, which includes a make-whole premium and accrued and unpaid interest on the 2024 Notes. The Notes Offering is expected to close on March 17, 2022, subject to customary closing conditions.

The redemptions of the 2024 Notes and the 2025 Notes (the “Redemptions”) are each conditional upon the closing of the Notes Offering and Diamondback’s receipt of net proceeds from the Notes Offering, combined with cash on hand, that is sufficient to redeem the 2024 Notes and the 2025 Notes in full and fund all fees and expenses associated with the redemptions and the Notes Offering. The closing of the Notes Offering is not contingent on the Redemptions.

The Notes will be sold in a registered offering pursuant to an effective shelf registration statement on Form S-3ASR that was previously filed with the Securities and Exchange Commission, a prospectus supplement and related base prospectus for the Notes Offering.

Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and TD Securities (USA) LLC served as joint book-running managers for the Notes Offering. When available, copies of the prospectus supplement and related base prospectus for the Notes Offering may be obtained from Morgan Stanley & Co. LLC at 1585 Broadway, New York, New York 10036, RBC Capital Markets, LLC at Brookfield Place, 200 Vesey Street, 8th Floor, New York, New York 10281 and (866) 375-6829 or calling TD Securities (USA) LLC at 1-855-495-9846. Electronic copies of the prospectus supplement and related base prospectus for the Notes Offering will also be available on the website of the Securities and Exchange Commission at www.sec.gov.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The Notes Offering may only be made by means of a prospectus supplement and related base prospectus. This press release is neither an offer to purchase nor a solicitation of an offer to sell the 2024 Notes or the 2025 Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K and any amendments thereto, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com

Source: Diamondback Energy, Inc.